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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 6, 1996, between ORTHODONTIC CENTERS OF AMERICA, INC., a Delaware corporation ("OCA"), and DR. RONALD M. RONCONE, an individual residing in the State of California ("Roncone").

                                   WITNESSETH:

         WHEREAS, OCA and its subsidiaries are engaged in providing management services to orthodontic practices;

         WHEREAS, Roncone is acquainted with orthodontists having qualifications of interest to OCA; and

         WHEREAS, OCA desires to avail itself of Roncone's talents and expertise, and to employ him as an officer of OCA and certain of its subsidiaries, and Roncone is willing to accept such employment, all on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises, and other mutual promises and covenants hereinafter contained, OCA and Roncone do hereby agree, for their mutual benefit, as follows:

1. Employment. Roncone shall be employed by OCA under this Agreement, effective as of November 15, 1996, and Roncone accepts such employment upon the terms and conditions hereinafter set forth. During the Term, Roncone shall be employed by OCA under this Agreement to serve as President and Chief Executive Officer of the New Division (as defined below), with such other positions and titles as may be assigned to him from time to time by the Board of Directors of OCA.

2. New Division. (a) OCA will promptly form a wholly-owned subsidiary, which shall be named "The Roncone Division, Inc.", to provide business management and consulting services to non-advertising orthodontic practices ("New Division"). OCA will provide administrative and accounting services, information systems and capital to New Division.

         (b) The obligations of OCA hereunder are conditioned upon the execution and consummation, prior to the expiration of eighteen months from the execution of this agreement, of a business services agreement and related acquisition agreement, between New Division or its affiliate and Roncone or his wholly-owned professional entity, whereby New Division or its affiliate shall provide business consulting or management services to Roncone's orthodontic practice. There shall be no management fee charged. OCA will notify New Division of this date reasonably in advance of said date so as to ensure New Division's compliance.

3. Term. The term of employment provided for in this Agreement shall commence on November 15, 1996, and shall remain in full force and effect for a period of three (3) years thereafter, unless earlier terminated in accordance herewith (the "Term"); provided, however, that the Term shall be automatically extended for an additional one (1) year period unless, no later than ninety (90) days prior to the expiration of the initial three (3) year period, OCA shall provide written notice to Roncone of its desire not to extend the Term.

4. Duties and Responsibilities of Roncone. (a) In carrying out his duties under this Agreement, Roncone shall have such powers, responsibilities and duties usually incident to a president and chief executive officer of a wholly-owned subsidiary, together with such other powers, responsibilities and duties, commensurate with Roncone's position as President and Chief Executive Officer of New Division, which may be assigned to him from time to time by the Chief Executive Officer of OCA or the Board of Directors of New Division. Subject to subsection (b) below, Roncone shall devote adequate working time and best efforts in the best interest of and on behalf of OCA and New Division throughout the term of this Agreement in good faith and in a manner appropriate for an employee having Roncone's position, duties, responsibilities and status.

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         (b) During the Term, Roncone may continue to maintain his existing orthodontic practice, to the extent that such practice does not unreasonably interfere with Roncone's duties and obligations hereunder.

         (c) During the Term, Roncone shall:

                  (i) identify, screen and refer to OCA or New Division (in such form as may be mutually determined by OCA and Roncone) qualified candidates who are licensed to practice orthodontics and are interested in affiliating with the New Division (each, a "Candidate");

                  (ii) train Candidates who affiliate with New Division in New Division's operating techniques;

                  (iii) conduct seminars for prospective Candidates regarding the New Division's operating techniques;

                  (iv) introduce, serve as a liaison for and coordinate meetings between, other members of OCA and New Division management and each Candidate;

                  (v) provide OCA with reports, in such form and at such times as directed by OCA, on the status of the recruitment each Candidate;

                  (vi) assist OCA and New Division, as requested, in contractual negotiations with each Candidate;

                  (vii) consult with OCA regarding international expansion of New Division;

                  (viii) provide OCA and New Division with such other recruiting services and advice as may be reasonably requested from time to time by OCA or New Division during the Term; and

                  (ix) provide such services solely on behalf of New Division, OCA and their affiliates.

5. Place of Performance. The headquarters for the performance of Roncone's duties hereunder shall be located in the site of Roncone's choice, but from time to time Roncone shall be required to travel to OCA's or New Division's other locations in the proper conduct of his responsibilities under this Agreement. Due to the international scope of OCA and New Division's business, Roncone will spend a reasonable amount of time traveling, as his duties and the business of OCA and New Division and their affiliates may require.

6. Compensation. OCA shall pay to Roncone, as sole compensation for the services rendered by Roncone hereunder, the following:

         (a) Base Salary. Roncone shall be paid a base salary ("Salary") at an annual rate of the greater of (i) $150,000, or (ii) five percent (5%) of the net operating income of New Division ("Net Operating Income") (which shall be New Division's income from ordinary business operations less expenses, income taxes and other charges, all as reflected on the books of New Division). Such Salary shall be payable in accordance with the regular payroll practices of the Company, as such may exist from time to time.

         (b) Benefits. Subject to eligibility requirements, Roncone will be entitled to participate during the Term in any employee retirement, benefit or welfare plans provided by New Division to its employees and/or to its senior executives, such as life insurance, health, retirement, savings and disability plans which New Division has in effect or may adopt from time to time.

         (c) Initial Bonus. Promptly following execution of this Agreement by OCA and Roncone, OCA shall (i) deliver to Roncone shares of OCA's common stock, $.01 par value per share ("Common Stock"), in an amount equal to Two Million Dollars ($2,000,000), based upon a price per share of $11.50, and (ii) lend cash to Roncone in an amount of up to Three Million Dollars ($3,000,000), as elected by Roncone, with such loan to be evidenced by a


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promissory note from Roncone to OCA setting forth the terms of repayment thereof. OCA will cooperate with Roncone to otherwise structure such stock issuance and loan in a manner advantageous to Roncone from an income tax perspective. Roncone elects to take a $700,000 loan with the remainder held in an escrow account until January 1, 1997, or before if Roncone so decides.

         (d) Incentive Compensation.

                  (i) In the event that Roncone shall recruit fifty (50) or more Affiliated Recruits (as defined below) during the Term, OCA shall deliver to Roncone shares of Common Stock in an amount equal to Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000), based upon a price per share of $11.50 (as adjusted to reflect any intervening stock splits, stock dividends, reverse stock splits or other recapitalizations).

                  (ii) Notwithstanding the foregoing, in the event that Roncone shall recruit at least twenty-four (24), but less than fifty (50) Affiliated Recruits, during the Term, OCA shall deliver to Roncone shares of Common Stock, based upon a price per share of $11.50 (as adjusted to reflect any intervening stock splits, stock dividends, reverse stock splits or other recapitalizations), in an amount equal to the product of: (i) Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000), times (ii) a fraction, the numerator of which is the number of Affiliated Recruits so recruited during the Term, and the denominator of which is fifty (50);

                  (iii) The incentive compensation set forth under this subsection (the "Incentive Compensation") shall be paid only with respect to Candidates who shall become an Affiliated Recruit. For purposes of this Agreement, an "Affiliated Recruit" shall mean a Candidate who has (a) entered into a long-term Consulting Agreement, Business Services Agreement or similar agreement, in a form acceptable to OCA and Roncone, with New Division or its affiliate whereby New Division or such affiliate shall provide business consulting or management services to the Candidate's orthodontic practice in exchange for a fee; and (b) continued to be affiliated with New Division or its affiliate for a period of at six (6) months.

         (e) Net Operating Income of New Division shall be defined as cash collections from the rendering of orthodontic services less all related expenses of New Division including, but not limited to, amounts retained by orthodontists, employee costs, rents, orthodontic supplies, lab fees, travel, entertaining, telephone, postage, allocable corporate expenses, utilities, depreciation and amortization and any and all other expenses related to the operation of and capitalizing of New Division. There shall be no deduction for interest expenses. The accounting for Net Operating Income shall be in accordance with generally accepted accounting principles.

7. Facilities, Expenses and Vacation. (a) New Division will furnish Roncone office space, equipment, supplies and such other facilities and personnel as OCA deems necessary or appropriate for the performance of Roncone's duties under this Agreement.

         (b) Roncone may incur reasonable expenses in promoting the business of New Division, including expenses, to the extent used for business purposes, for entertainment, travel and similar items. New Division will reimburse Roncone for all such expenses, upon the presentation by him of an itemized account of such expenditures in accordance with OCA's expense reimbursement procedures.

         (c) During the Term, Roncone shall be entitled to adequate vacation each full calendar year, in accordance with the vacation policies of OCA in effect for its executive officers from time to time. Vacation must be taken by Roncone during time frames which are appropriate for the position of President and Chief Executive Officer. Vacation days and holidays during any year that are not used by Roncone during such year may not be used in any subsequent year.

8. Non-Competition and Confidentiality. (a) Roncone shall hold the Confidential Information (as defined below) in trust and strictest confidence, and shall not at any time or in any manner, either directly or indirectly, disclose, divulge, distribute, disseminate or communicate to any third party any of such Confidential Information or


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any physical embodiment thereof. Roncone acknowledges that disclosure of any
Confidential Information to any unauthorized party would gravely affect the effective and successful conduct of OCA's and New Division's business and goodwill. Roncone shall not use, reproduce or exploit the Confidential Information at any time or in any manner, either directly or indirectly, other than in connection with the services to be provided hereunder. Roncone understands and agrees that all Confidential Information and all physical embodiments thereof are and will remain the sole and exclusive property of OCA and Roncone's access to and use of such Confidential Information shall in no way be construed as a license or transfer of such Confidential Information to Roncone. Roncone shall keep and preserve all records, files, lists, manuals, blank forms, materials, supplies and literature furnished to Roncone by OCA or New Division and return such property, including all copies of such property which Roncone may have made or over which Roncone has custody, control or possession, to OCA upon request or upon expiration of the Term.

         (b) During the Term and for a period of two (2) years thereafter, Roncone shall not, directly or indirectly, for himself or on behalf of any other corporation, person, firm, partnership, association or any other entity, in any capacity, own, mortgage, operate, control, participate in the management or control of, be employed by, provide services to, or maintain or continue any interest whatsoever in, any enterprise (other than OCA, New Division or its affiliates) engaged in the business of providing consulting, business or management services to orthodontic practices or otherwise competitive with the orthodontic practice management services of OCA, New Division or any affiliates thereof, and Roncone shall not solicit any customer or client of OCA or New Division or solicit the services of individuals in OCA's or New Division's employ. Roncone will be allowed to continue his in-office management courses and seminars around the world that he is presently providing.

         (c) Roncone acknowledges that all of Employee Inventions (as defined below) are works made for hire and will belong exclusively to OCA, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Roncone hereby assigns to OCA all of Roncone's right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. Roncone covenants that he will promptly (i) disclose to OCA in writing any Employee Invention; (ii) assign to OCA or to a party designated by OCA, at OCA's request and without additional compensation, all of Roncone's right to the Employee Invention for the United States and all foreign jurisdictions; and (iii) execute and deliver to OCA such applications, assignments, and other documents as OCA may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions.

         (d) The parties have entered into this Section of this Agreement in good faith and for the reasons set forth in the recitals hereto and assume that this Agreement is legally binding. If for any reason, this Section is not binding because of its geographical scope or because of its term, then the parties agreed that this Agreement shall be deemed effective to the widest geographical area and/or the longest period of time as may be legally enforceable. Roncone acknowledges that the rights and privileges granted to OCA in this Section are of special and unique character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action of law, and that a breach thereof by Roncone of this Section will cause OCA great and irreparable injury and damage. Accordingly, Roncone hereby agrees that OCA shall be entitled to remedies of injunction, specific performance or other equitable relief to prevent a breach of this Section of this Agreement by Roncone. This provision shall not be construed as a waiver of any other rights or remedies OCA Company may have for damages.

         (e) For purposes of this Agreement, "Confidential Information" shall mean information relating to OCA that existed prior to the execution this agreement, was developed by OCA and was communicated to Roncone, New Division or their affiliates that derives economic value from not being generally known to or readily accessible to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria are met, Confidential Information shall include, but not be limited to, (i) OCA's, New Division's or their affiliates' manner of operation, plans, processes, strategy, operating techniques or programs; (ii) information about OCA's, New Division's or their affiliates' finances and financial status;
(iii) information about the finances and financial status of clients or other entities affiliated with OCA or New Division; (iv) and information supplied to OCA, New Division or their affiliates by other parties which OCA, New Division or their affiliates are obligated to keep confidential. Any information that was developed by Roncone solely prior to the execution of this agreement shall not be deemed Confidential Information for purposes of this agreement. Any


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information developed by Roncone during the term of this agreement that is not utilized by the New Division shall not be deemed Confidential Information for purposes of this agreement.

         (f) For purposes of this Agreement, "Employee Invention" shall mean any idea, invention, technique, modification, process, improvement, industrial design and any work of authorship created, conceived or developed by Roncone, either solely or in conjunction with others, during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by OCA and New Division, and any such item created by Roncone in conjunction with other members of OCA following termination of Roncone's employment with OCA or New Division, that is based upon or uses Confidential Information. Employee Invention shall not include any invention, manuals or other processes which were developed by Roncone prior to the date of execution of this agreement or which were developed solely by Roncone at Roncone's cost during the term of this agreement.

9. Termination. (a) Termination. The Term and any and all rights of Roncone under this Agreement or otherwise as an employee of OCA and New Division, will terminate (except as otherwise provided in this Section):

                  (i) upon the death of Roncone;

                  (ii) upon the Disability (as defined below) of Roncone immediately upon notice from OCA to Roncone;

                  (iii) For Cause (as defined below), immediately upon notice from OCA to Roncone, or at such later time as such notice may specify; or

                  (iv) For Good Reason (as defined below) upon not less than thirty days' prior notice from Roncone to OCA.

         (b) Definition of Disability. For purposes of this Section, Roncone shall be deemed to have a "Disability" if, for physical or mental reasons, he is unable to perform his duties under this Agreement for one hundred twenty (120) substantially consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this subsection. The Disability of Roncone will be determined by a medical doctor selected by written agreement of OCA and Roncone upon the request of either party by notice to the other. If OCA and Roncone cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Roncone has a disability. The determination of the medical doctor selected under this subsection will be binding on both parties. Roncone must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this subsection, and Roncone hereby authorizes the disclosure and release to OCA of such determination and all supporting medical records. If Roncone is not legally competent, his legal guardian or duly authorized attorney-in-fact will act in his stead, under this subsection, for the purposes of submitting Roncone to the examinations, and providing the authorization of disclosure, required under this subsection.

         (c) Definition of For Cause. For purposes of this Section, the "For Cause" means: (i) Roncone's breach of this Agreement; (ii) Roncone's failure to adhere to any OCA policy if Roncone has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (iii) the appropriation (or attempted appropriation) of a business opportunity of OCA or New Division, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of OCA or New Division; (iv) the misappropriation (or attempted misappropriation) of any of OCA's or New Division funds or property; or (v) the conviction or indictment (or its procedural equivalent) of, or the entering of a guilty plea or plea of no contest by, Roncone with respect to a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

         (d) Definition of For Good Reason. For purposes of this Section, "For Good Reason" means any of the following: (i) OCA's material breach of this Agreement; or (ii) assignment of Roncone by OCA, without


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Roncone's consent, to a position, responsibilities or duties of a materially lesser status or degree of responsibility than the position, responsibilities or duties provided herein.

10. Termination Pay. (a) General. Effective upon the termination of this Agreement, OCA will be obligated to pay Roncone (or, in the event of his death, his estate) only such compensation as is provided in this Section. Notwithstanding the preceding sentence, OCA will have no duty, in any circumstances, to attempt to open an estate on behalf of Roncone, to determine whether any person or entity purporting to act as Roncone's personal representative is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary or personal representative.

         (b) Termination by Roncone for Good Reason. If Roncone terminates this Agreement for Good Reason, OCA will pay Roncone: (i) his Salary for the remainder, if any, of the calendar month in which such termination is effective, and (ii) that portion of Roncone's Incentive Compensation, if any, prorated through the date of termination.

         (c) Termination by OCA for Cause. If OCA terminates this Agreement For Cause, Roncone will be entitled to receive his Salary through the date such termination is effective, but will not be entitled to any Incentive Compensation.

         (d) Termination upon Disability. If this Agreement is terminated by either party as a result of Roncone's Disability, as determined above, OCA will pay Roncone his Salary through the remainder of the calendar month during which such termination is effective and pro-rated incentive.

         (e) Termination upon Death. If this Agreement is terminated because of Roncone's death, Roncone will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of Roncone's Incentive Compensation, if any, prorated through the end of the calendar month during which his death occurs.

11. In-House and Other Recruiting. This Agreement shall not restrict in any manner the right or ability of OCA or New Division to contact or recruit or to engage other person or entities to contact or recruit, orthodontists to affiliate with OCA, New Division or their affiliates. For purposes of the incentive, any non-marketing practice shall be placed into the New Division and be counted towards the incentive.

12. Miscellaneous. (a) Attorneys' Fees. If either party seeks redress through litigation, all attorneys' fees incurred by the prevailing party will be paid by the non-prevailing party.

         (b) Assignment. Neither this Agreement nor any rights, powers or duties hereunder may be assigned by either party without the expressed written consent of the other party, and any such unauthorized assignment shall be void.

         (c) Amendment. No amendment or variation of the terms of this Agreement shall be valid unless in writing and signed by both parties.

         (d) Choice of Law and Venue. Roncone hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in either the courts of the State of Florida or the United States of America located in the State of Florida; and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to its concepts of choice of law.

         (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         (f) Captions. The captions used in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.


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         (g) Remedies. OCA shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to OCA at law or in equity. In no event shall the failure or delay by OCA in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         (h) Notices. All notices, consents and other communications under this Agreement must be in writing and will be deemed to have been duly given when:
(i) delivered by hand; (ii) send by facsimile (with written confirmation of receipt); (iii) when received by the addressee, if delivered by certified or registered mail, return receipt requested, or (iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case with posted or other charges prepaid to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties): (i) if to Roncone, to Dr. Ronald M. Roncone, 122 Escondido Avenue, Suite 206, Vista, California 92084, Facsimile No. (619) 758-5466, and (ii) if to OCA, to Orthodontic Centers of America, Inc., 3850 N. Causeway Boulevard, suite 990, Metairie, Louisiana 70002, Attention: Bartholomew F. Palmisano, Sr., Facsimile No.: (504) 834-3663, with a copy to: Theodore W. Lenz, Esq., Waller Lansden Dortch & Davis, A Professional Limited Liability Company, 511 Union Street, Suite 2100, Nashville, Tennessee 37219, Facsimile No.: (615) 244-6804.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                        ORTHODONTIC CENTERS OF
                                        AMERICA, INC.


                                        By: /s/ Bartholomew F. Palmisano, Sr.
                                            ---------------------------------
                                        Name: Bartholomew F. Palmisano, Sr.
                                        Title: Vice President


                                        /s/ Ronald M. Roncone, D.D.S.
                                        -------------------------------------
                                        Dr. Ronald M. Roncone


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